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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 10, 2004

                             PARKER DRILLING COMPANY
             (Exact name of registrant as specified in its charter)


          Delaware                       1-7573                  73-0618660
(State or other jurisdiction          (Commission             (I.R.S. Employer
      of incorporation)               File Number)           Identification No.)


                         1401 Enclave Parkway, Suite 600
                              Houston, Texas 77077
          (Address of principal executive offices, including zip code)


                                 (281) 406-2000
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   [ ] Written communications pursuant to Rule 425 under the Securities Act
       (17 CFR 230.425)

   [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
       (17 CFR 240.14a-12)

   [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.  Entry into a Material Definitive Agreement.

         Please see the information set forth below under Item 5.02(c), which is incorporated by reference into this Item 1.01.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

         (c) On December 10, 2004, the Registrant announced the appointment of Mr. David Mannon, age 47, as senior vice president & chief operating officer of the Registrant and he is anticipated to commence employment on or before December 27, 2004. Mr. Mannon is replacing Mr. Robert F. Nash who resigned in June 2004.

         Mr. Mannon has 24 years experience in the drilling industry, holding positions of increasing responsibility. He began his career with SEDCO-FOREX, formerly SEDCO, in 1980 as a drilling engineer and joined Triton Engineering Services Company, a subsidiary of Noble Drilling, in 1988, where he held a number of managerial positions culminating with his appointment as president and chief executive officer in 2003. None of Mr. Mannon's prior positions have been with the Registrant or any of its subsidiaries or affiliates.

         In conjunction with Mr. Mannon's appointment, Mr. Mannon and the Registrant have entered into an Employment Agreement, the form of which has previously been filed as Exhibit 10(h) to the Registrant's Form 10-K for 2003 (the "Agreement"). The term of the Agreement is three years from the commencement of Mr. Mannon's employment and will automatically renew for two years at the end of the initial three year term and each two year extension thereafter. Mr. Mannon was paid a sign-on bonus of $75,000 and will earn a base salary of $330,000. Additionally, the Registrant has agreed to grant Mr. Mannon 25,000 stock options under the Registrant's 1997 Stock Plan, as amended. A copy of the 1997 Stock Plan, as amended, has previously been filed as Exhibit 10(e) to the Registrant's Form 10-K for 2003. These options will have an exercise price equal to the closing price of the Registrant's common stock on the commencement date of Mr. Mannon's employment, one-third of which vest immediately and one-third on each of the first and second anniversary dates thereafter, and expire in seven years. Further, the Registrant has agreed to grant Mr. Mannon 100,000 shares of restricted common stock under the Registrant's 1991 Stock Plan, effective as of the commencement date of Mr. Mannon's employment, 50% of which will vest at the end of the second anniversary date and 50% will vest in seven years, with the latter 50% subject to accelerated vesting within three years based on the price of the Registrant's common stock. A copy of the 1991 Stock Plan has previously been filed as Exhibit 10(c) to the Registrant's 10-K for 1992.

         Pursuant to the Agreement, Mr. Mannon is entitled to participate in the Registrant's (i) employee benefit programs and (ii) bonus compensation, under which he will be eligible for a 75% target bonus. In the event Mr. Mannon's employment agreement is terminated by the Registrant without Cause or Mr. Mannon resigns for Good Reason (each as defined in the Agreement), he is entitled to receive (i) his salary for the remainder of the current month, (ii) a severance equal to two times the sum of the highest salary and bonus over the previous three years, (iii) the remainder of his vacation pay for the year (iv) continued health benefits for two


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years, and (v) his bonus for the prior year if accrued and unpaid. If Mr. Mannon resigns not for Good Reason or is terminated for Cause, he will only receive his salary and health benefits for the remaining month. The Agreement also provides that Mr. Mannon is subject to certain confidentiality, non-solicitation and non-competition provisions for a twelve month period following his termination or resignation, but the non-competition provision is not enforceable in the event of resignation unless the Company elects to pay a severance of at least one times his highest salary and bonus over the previous three years.

         In addition to the above benefits, the Agreement provides that in the event of a Change in Control, as defined in the Agreement, the term of the Agreement will be extended for three years. If Mr. Mannon is terminated during this three-year period for any reason except for Cause or Mr. Mannon resigns during the first two years after the Change in Control for good reason, severance payable shall be based on three times salary and bonus, payable in a lump sum, and the other benefits shall also be provided for three years. In certain circumstances, the Company has agreed to make Mr. Mannon whole for excise taxes that may apply with respect to payments made after a change in control.

         Also in conjunction with Mr. Mannon's appointment, Mr. Mannon and the Registrant have agreed to enter into an Indemnification Agreement, the form of which has been filed as Exhibit 10(g) to the Registrant's Form 10-K for 2003. The Indemnification Agreement provides indemnity to the officer against liabilities incurred in the performance of his duties to the extent allowed by Delaware law and the Registrant's By-laws.


                                S I G N A T U R E

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            PARKER DRILLING COMPANY


Dated: December 10, 2004                    By: /s/ James W. Whalen
                                                James W. Whalen
                                                Senior Vice President and
                                                Chief Financial Officer